                                                                    EXHIBIT 12.1



                                 PAGEMART, INC.



               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                 (IN THOUSANDS)



                                                                                                        THREE MONTHS
                              YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED       ENDED
                             DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    MARCH 31,
                                 1992           1993           1994           1995           1996           1997
                             ------------   ------------   ------------   ------------   ------------   ------------
Earnings:
  Net loss.................    $(21,050)      $(31,121)      $(45,813)      $(38,482)      $(30,024)      $(7,536)
  Add: Fixed charges.......       2,456          6,538         12,933         15,199         16,137         4,430
                               --------       --------       --------       --------       --------       -------
                                (18,594)       (24,583)       (32,880)       (23,283)       (13,887)       (3,106)
Fixed charges:
  Interest in
    indebtedness...........       2,365          5,785         11,209         13,568         15,261         4,344
  Amortization of debt
    issuance costs.........          --            159            800            346            346            86
  Interest portion of
    rental and lease
    expense................          91            594            924          1,285            530            --
                               --------       --------       --------       --------       --------       -------
                                  2,456          6,538         12,933         15,199         16,137         4,430
Deficiency of earnings
  available to cover fixed
  charges..................    $(21,050)      $(31,121)      $(45,813)      $(38,482)      $(30,024)      $(7,536)
                               ========       ========       ========       ========       ========       =======